CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
BOOKING HOLDINGS INC.
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Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
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Booking Holdings Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:
FIRST:        The fourth paragraph of Article FIFTH of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“(4)    To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, in the case of directors only, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for any action by or in the right of the Corporation, in the case of officers only. Any repeal or modification of this Article FIFTH shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. For purposes of this Article FIFTH, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may hereafter be amended.”
SECOND:    The amendment to the Restated Certificate of Incorporation effected hereby has been proposed by the Board of Directors of the Corporation and adopted by the requisite vote of the stockholders of the Corporation in the manner prescribed by Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name on this 2nd day of June 2026.

BOOKING HOLDINGS INC.

By:    /s/ Peter J. Millones
Name: Peter J. Millones
Title: Executive Vice President and General Counsel